AMENDMENT DATED MARCH 10, 2016

TO THE

BY-LAWS OF

JOHN HANCOCK FUNDS II

DATED JUNE 28, 2005 AS AMENDED

The following Section 4.3 is hereby added to ARTICLE IV:

Section 4.3 Retirement Age. The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.